HRG Group, Inc. Reports Fiscal 2017 Fourth Quarter Results

NEW YORK, November 20, 2017 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG) today announced its consolidated results for the fourth quarter of fiscal 2017 ended on September 30, 2017 (the “Fiscal 2017 Quarter”) as well as the results for the full fiscal year ended on September 30, 2017 (“Fiscal 2017”).
The results include HRG’s two segments: (i) Consumer Products, which consists of Spectrum Brands Holdings, Inc. and its subsidiaries (“Spectrum Brands”; NYSE: SPB); and (ii) Corporate and Other, which includes Salus Capital Partners, LLC, (“Salus”), which was created for the purpose of serving as an asset-based lender, NZCH Corporation (“NZCH”), a public shell company, HGI Funding, LLC (“HGI Funding”) and HGI Energy Holdings, LLC (“HGI Energy”), which are subsidiaries that manage a portion of the Company’s available cash and engage in other activities.
As described further herein, our Insurance Operations, which consist of Fidelity & Guaranty Life and its subsidiaries (“FGL”; NYSE: FGL) and Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”), are presented as discontinued operations. See additional information under “Certain Other Items” below.
As discussed further below, this press release includes non-GAAP metrics such as organic net sales, Adjusted EBITDA, Adjusted EBITDA margin and organic Adjusted EBITDA. See the supplemental information for a reconciliation to comparable GAAP metrics.
Fiscal 2017 Consolidated Highlights:

•
HRG recorded total revenues of $5,008.5 million for Fiscal 2017, a decrease of $40.1 million, or 0.8%, from the year ended September 30, 2016 (“Fiscal 2016”), driven primarily by lower net sales from our Consumer Products segment and lower revenues generated by Salus as a result of run-off of the asset-backed loan portfolio.

•
Consolidated operating income for Fiscal 2017 decreased $57.2 million, or 10.0%, to $516.3 million from $573.5 million for Fiscal 2016. The $57.2 million decrease was primarily driven by lower operating profit in our Consumer Products segment as a result of lower volumes and the negative impact of foreign exchange rates, as well as Spectrum Brands’ incremental costs of $35.8 million from a rawhide dog chew product safety recall initiated in June 2017 and additional restructuring costs of $47.3 million. The decrease was partially offset by lower impairments and stock based compensation expense in our Corporate and Other segment.

•
Interest expense decreased $42.4 million to $360.1 million for Fiscal 2017 from $402.5 million for Fiscal 2016 primarily due to the effect of refinancing activities to lower interest rates at our Consumer Products segment, partially offset by higher overall debt levels.

•
The Company recorded income tax expense of $48.3 million, or a 31.9% effective tax rate, in Fiscal 2017 compared to $31.6 million, or 18.0%. The increase in income tax expense was primarily due to release of a domestic valuation allowance on certain U.S. net operating loss carryforwards by Spectrum Brands in Fiscal 2016.

•
Net loss from continuing operations attributable to controlling interest increased to $20.6 million, or $0.10 per basic and diluted common share attributable to controlling interest in Fiscal 2017, compared to net loss from continuing operations attributable to controlling interest of $1.6 million, or $0.01 per basic and diluted common share attributable to controlling interest in Fiscal 2016. The increase in net loss per share was primarily due to lower operating profit and higher income tax expense, partially offset by lower interest expenses.

•
HRG ended Fiscal 2017 with corporate cash and investments of $93.0 million, a decrease of $79.0 million from the comparable balance of $172.0 million held as of Fiscal 2016, primarily due to the payment of interest on the Company’s notes, partially offset by receipts of dividends from subsidiaries and $50.0 million proceeds from a secured loan agreement that the Company’s subsidiary entered into during Fiscal 2017, pursuant to which it may borrow up to an aggregate amount of $150.0 million.

•	In Fiscal 2017, HRG received dividends of $68.5 million from its subsidiaries, including $56.3 million from Spectrum Brands and $12.2 million from FGL.

Fourth Quarter Fiscal 2017 Consolidated Highlights:

•
The Company recorded total revenues of $1.32 billion for the Fiscal 2017 Quarter, an increase of $72.0 million, or 5.8%, as compared to the $1.25 billion in the fourth quarter of fiscal 2016 (the “Fiscal 2016 Quarter”). The increase was driven by higher revenues in our Consumer Products segment as a result of higher organic net sales, acquisition sales, and positive foreign exchange impact.

•
Operating income was $102.3 million in the Fiscal 2017 Quarter, a decrease of $32.3 million as compared to $134.6 million in the Fiscal 2016 Quarter. The decrease was primarily driven by lower operating profit at our Consumer Products segment as a result of higher operating expenses and lower gross profit; partially offset by lower bonus, stock based compensation and impairments expense in our Corporate and Other segment.

•
Net income from continuing operations attributable to controlling interest was $11.0 million, or $0.05 per basic and diluted common share, attributable to controlling interest in the Fiscal 2017 Quarter, as compared to a net loss from continuing operations attributable to controlling interest of $45.8 million, or $0.23 per basic and diluted common share, attributable to controlling interest during the Fiscal 2016 Quarter. The increase in income was primarily due to higher income tax expense in the Fiscal 2016 Quarter due to a change in the Company’s expectation with respect to the timing of the completion of the FGL merger transaction (as further described below under the heading “Certain Other Items”), which resulted in the reversal of tax benefits previously recognized in the first nine months of Fiscal 2016, and lower interest expense, partially offset by lower operating profits during the Fiscal 2017 Quarter, which are discussed above.

Detail on Fourth Quarter Segment Results:
Consumer Products:
Consumer Products reported consolidated net sales of $1,321.8 million for the Fiscal 2017 Quarter, an increase of $72.1 million, or 5.8%, as compared to the $1,249.7 million reported in the Fiscal 2016 Quarter driven by increased organic net sales in home and garden control and hardware and home improvement product lines, and sales from companies acquired in Fiscal 2017 of $20.9 million and positive foreign exchange impact of $12.3 million. Home and garden control organic net sales increased $24.8 million due to favorable weather and point-of-sale, along with increased replenishment orders due to lower retailer inventory levels. Hardware and home improvement organic net sales improved $18.9 million driven by strong growth in residential security and plumbing in North America.
Gross profit, representing net sales minus cost of goods sold, increased $10.6 million from the Fiscal 2016 Quarter, or 2.2%, to $496.3 million in the Fiscal 2017 Quarter. Gross profit margin, representing gross profit as a percentage of net sales, decreased to 37.5% in the Fiscal 2017 Quarter from 38.9% for the Fiscal 2016 Quarter, which was primarily due to unfavorable mix despite higher volumes, the negative impact of Spectrum Brands’ rawhide safety recall, and operating start-up inefficiencies.
Selling, acquisition, operating and general expenses increased $60.7 million from the Fiscal 2016 Quarter, or 18.6%, to $387.9 million in the Fiscal 2017 Quarter primarily due to acquisitions, higher stock-based compensation costs, increased restructuring and related charges, and an impairment of intangible assets.
Operating income decreased $50.1 million, or 31.6%, to $108.4 million in the Fiscal 2017 Quarter, as compared to the $158.5 million reported in the Fiscal 2016 Quarter. The decrease was primarily as a result of higher operating expenses and lower gross profit, which are discussed above.
Net income of our Consumer Products segment was $94.6 million in the Fiscal 2017 Quarter, an increase of $5.5 million, or 6.2%, compared to net income of $89.1 million reported in the Fiscal 2016 Quarter. The increase was primarily due to reduced interest expense and a higher income tax benefit during the Fiscal 2017 Quarter offset by lower operating profit.
Our Consumer Products segment’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA - Consumer Products”) increased by $20.6 million, or 8.7%, to $257.5 million versus the Fiscal 2016 Quarter. The increase was primarily driven by $12.2 million increase in home and garden control products due to higher volumes as well as favorable product mix and operating efficiencies, and a $7.3 million increase in the hardware and home improvements products due to higher volumes. A reconciliation of net income to Adjusted EBITDA for our Consumer Products segment is included elsewhere in this release.
After the close of the Fiscal 2017 Quarter, on November 14, 2017, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.42 per share on Spectrum Brands’ common stock, which represents an increase of 10.5% compared to the $0.38 quarterly dividend paid per share in connection with the comparable period in Fiscal 2016. Over the past three years, the quarterly dividend that Spectrum Brands has paid to its common stockholders has increased 40%.
Corporate and Other:
Our Corporate and Other segment’s operating loss for the Fiscal 2017 Quarter decreased $17.2 million, to an operating loss of $6.7 million from $23.9 million for the Fiscal 2016 Quarter. The decrease in loss was primarily due to lower impairments and loan loss provision expenses on the asset-based loan portfolio, as well as a decrease in stock-based compensation, payroll and bonus expenses, partially offset by severance costs related to headcount reduction and an increase in legal expense related to the Company’s review and evaluation of available strategic alternatives for to the Company and/or its assets.
Certain Other Items:
As previously disclosed, HRG has initiated a process to review and evaluate strategic alternatives with a view towards maximizing shareholder value. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company and/or its assets. As part of this strategic review process, HRG has made/received, and may in the future make/receive, one or more proposals to/from third parties and/or Spectrum Brands, its management, its board of directors, its stockholders and other persons, including discussions and proposals that may include, but are not limited to, a merger or a sale and/or a business combination of the Company and Spectrum Brands. HRG has not set a definitive schedule to complete its review of strategic alternatives and it does not intend to provide any further updates until such time as it determines in its sole discretion or as required by law. There can be no assurance that any such process will result in a transaction, or if a transaction is undertaken, as to its terms or timing.
On May 24, 2017, FGL entered into a definitive Agreement and Plan of Merger (the “FGL Merger Agreement”) with CF Corporation (“CF Corp”), pursuant to which CF Corp has agreed to acquire FGL for $31.10 per share (the “FGL Merger”). Pursuant to the FGL Merger Agreement, the consummation of the FGL Merger is subject to the satisfaction or waiver of the following closing conditions, which have been satisfied: (i) on June 16, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) on August 8, 2017, CF Corp held an extraordinary general meeting in lieu of an annual general meeting of shareholders, at which CF Corp’s shareholders approved, among other items, all of the proposals relating to the FGL Merger Agreement and the FGL Merger; (iii) on August 14, 2017, FGL filed with the SEC and mailed to its stockholders a definitive information statement in connection with the FGL Merger; (iv) on August 24, 2017, the Vermont Department of Financial Regulation granted its required regulatory approval relating to the FGL Merger; and (v) on November 8, 2017, the New York Department of Financial Services granted its required regulatory approval relating to the FGL Merger. In addition, the consummation of the FGL Merger is also subject to satisfaction or waiver of other closing conditions, including the receipt of regulatory approvals from the Iowa Insurance Division (“IID”) and the absence of any law or order enacted, issued or enforced that is in effect and that prevents or prohibits the consummation of the FGL Merger. With respect to the regulatory approvals from the IID, on November 7, 2017, the IID held a public hearing to consider whether the proposed acquisition of control of Fidelity & Guaranty Life Insurance Company complies with the standards set forth under applicable Iowa insurance laws.
FGL expects to be in a position to close the FGL Merger before the end of calendar year 2017; however, the closing of the FGL Merger and the timing thereof is subject to the IID’s regulatory review and approval process, the results of which cannot be assured. In the event the FGL Merger Agreement is terminated, under certain circumstances, FGL may be required to pay a termination fee to CF Corp in an aggregate amount of $50.0 million.
In a separate transaction, on May 24, 2017, Front Street entered into a Share Purchase Agreement (the “Front Street Purchase Agreement”) to sell to CF Corp all of the issued and outstanding shares of (i) Front Street Re (Cayman) Ltd. and (ii) Front Street Re Ltd. (collectively the “Acquired Companies”) for $65.0 million, subject to customary adjustments for transaction expenses (the “Front Street Sale”). The required regulatory approvals in connection with the transaction have been received and the closing of the transaction is expected to take place before the end of calendar year 2017, subject to the satisfaction of other customary closing conditions, including the consummation of the FGL Merger.
In addition, on May 24, 2017, HRG, FS Holdco II Ltd. (“FS Holdco”), CF Corp and FGL U.S. Holdings Inc., an indirect wholly owned subsidiary of CF Corp (“CF/FGL US”) entered into an agreement (the “338 Agreement”) pursuant to which CF/FGL US agreed that FS Holdco may, at its option, cause CF/FGL US and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). Pursuant to the 338 Agreement, if FS Holdco elects to make the 338 Tax Election, it will be required to pay CF/FGL US $30.0 million, plus additional specified amounts in excess of $6.0 million, determined by reference to FGL’s incremental current tax costs attributable to the 338 Tax Election, if any, and CF/FGL US will be required to pay FS Holdco additional specified amounts in excess of $6.0 million, determined by reference to FGL’s incremental current tax savings attributable to the 338 Tax Election, if any. As of the date hereof, the Company expects to exercise the 338 Tax Election. As of September 30, 2017, HRG had approximately $1.8 billion of gross U.S. net operating loss (“NOL”) and capital carryforwards. If the 338 Tax Election is made, HRG expects to retain such federal NOL and capital carryforwards following the sale of its stock in the FGL Merger. If the Company exercises the 338 Tax Election, at September 30, 2017, the Company estimated to receive a $9.6 million net payment from CF Corp in relation to the 338 Tax Election, which was reflected in the estimated fair value, less cost to sell of FGL as of September 30, 2017. Nonetheless, there can be no assurance that the Company will receive the expected benefits of such election. In addition, the estimated payment described herein is preliminary and subject to change, and will not be definitively determined until the FGL Merger is closed and the 338 Tax Election is made and the parties to the 338 Agreement complete their review of the election in accordance with the terms of the 338 Agreement.
On August 23, 2016, HGI Energy, a wholly-owned subsidiary of the Company, completed the sale of its equity interests in Compass Production Partners, LP and its subsidiaries (“Compass”) to a third party. Following the completion of the sale, the Company no longer owns, directly or indirectly, any oil and gas properties. Accordingly, the historical results of Compass are presented as discontinued operations, and the operations of HGI Energy are included in the Corporate and Other segment.
Fourth Quarter Results of Discontinued Operations:
Loss from discontinued operations, net of tax for the Fiscal 2017 Quarter was $25.1 million and was entirely attributable to our Insurance Operations. Income from discontinued operations, net of tax for the Fiscal 2016 Quarter was $44.5 million due to $44.3 million of income related to Compass’ operations and $0.2 million of income attributable to our Insurance Operations. The change in income (loss) from discontinued operations attributable to our Insurance Operations was driven by higher income tax benefit in the Fiscal 2016 Quarter due to a change in the Company’s expectation with respect to the timing of the completion of the FGL merger transaction and capital loss carryforwards generated from the Compass sale, which resulted in the reversal of tax expense previously recognized in the first nine months of Fiscal 2016. Partially offsetting this increase in loss was the effect of lower write-down of the carrying value of the assets of business held for sale to fair value less cost to sell for the Fiscal 2017 Quarter as compared to the Fiscal 2016 Quarter and an increase in net income attributable to the operations of FGL and Front Street of $7.3 million.
On November 9, 2017, FGL announced that its Board of Directors declared a quarterly dividend of $0.065 per share. The dividend is payable on December 11, 2017 to shareholders of record as of the close of business on November 27, 2017.
Additional Information:
FGL and Spectrum Brands, each an HRG subsidiary, file reports with the SEC and make certain information available on their respective websites. For more information on FGL, which is reported herein as discontinued operations, including information in addition to that included in our reports and public announcements, interested parties should read FGL’s announcements and public filings with the Securities and Exchange Commission, including FGL’s most recent earnings announcement, which may be accessed at www.fglife.com. For more information on Spectrum Brands, including information in addition to that included in our reports and public announcements, interested parties should read Spectrum Brands’ announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands’ most recent earnings announcement, which may be accessed at www.spectrumbrands.com.
About HRG Group, Inc.:
HRG Group, Inc. is a holding company that conducts its operations through its operating subsidiaries. As of September 30, 2017, the Company’s principal operating subsidiaries were: Spectrum Brands, a global branded consumer products company; FGL, a life insurance and annuity products company; and Front Street, a long-term reinsurance company. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements:
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the evaluation of strategic alternatives by HRG, FGL Merger and the Front Street Sale and any expected or anticipated benefits therefrom, as applicable. There can be no assurance that HRG’s evaluation of strategic alternatives will result in a transaction, or that any transaction, if pursued, will be consummated. The evaluation of strategic alternatives by HRG may be terminated at any time with or without notice. In addition, there can be no assurance that the FGL Merger and/or the Front Street Sale will result in a consummated transaction. Neither HRG nor any of its affiliates intends to disclose any developments with respect to the foregoing until such time that it determines otherwise in its sole discretion or as required by applicable law. Forward-looking statements also include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG’s management and the management of HRG’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation: that the review of strategic alternatives at HRG will result in a transaction, or if a transaction is undertaken, as to its terms or timing; the ability of HRG’s subsidiaries to close previously announced transactions, including statements regarding the closing of the FGL Merger and the Front Street Sale; whether HRG determines to exercise the 338 Tax Election and realizes the expected benefits from such election; the ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; the decision of the boards of HRG’s subsidiaries to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG’s liquidity, which may be impacted by a variety of factors, including the capital needs of HRG’s subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG’s and its subsidiaries’ ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction’s expected benefits and the timetable for completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management’s plans; changes in regulations; taxes; and the risks identified under the caption “Risk Factors” in HRG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Non-GAAP Measurements:

Spectrum Brands’ management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparison between current results and results in prior operating periods. Spectrum Brands’ management believes that organic net sales provides for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is a metric used by Spectrum Brands’ management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparison between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also one of the measures used for determining Spectrum Brands’ debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects Adjusted EBITDA as a percentage of net sales of Spectrum Brands. Organic Adjusted EBITDA excludes the impact of currency exchange rate fluctuations and the impact of acquisitions. Spectrum Brands provides this information to investors to assist in comparison of past, present and future operating results and to assist in highlighting the results of ongoing operations. While Spectrum Brands’ management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace Spectrum Brands’ GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to reconcile the non-GAAP measurements discussed above to the most relevant GAAP financial results.

For further information contact:

HRG Group, Inc.
Investor Relations
Tel: 212.906.8555
Email: investorrelations@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$270.1	$465.2
Receivables, net	569.8	539.1
Inventories, net	775.5	740.6
Deferred tax assets	20.2	18.3
Property, plant and equipment, net	700.7	543.4
Goodwill	2,626.0	2,478.4
Intangibles, net	2,424.0	2,372.5
Other assets	137.2	138.3
Assets of businesses held for sale	28,326.2	26,284.3
Total assets	$35,849.7	$33,580.1

LIABILITIES AND EQUITY
Debt	$5,774.1	$5,525.8
Accounts payable and other current liabilities	1,115.6	983.2
Employee benefit obligations	87.5	125.4
Deferred tax liabilities	531.4	546.0
Other liabilities	43.5	28.7
Liabilities of businesses held for sale	26,350.7	24,553.8
Total liabilities	33,902.8	31,762.9

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,372.9	1,447.1
Accumulated deficit	(925.9)	(1,031.9)
Accumulated other comprehensive income	309.0	220.9
Total HRG Group, Inc. shareholders' equity	758.0	638.1
Noncontrolling interest	1,188.9	1,179.1
Total shareholders' equity	1,946.9	1,817.2
Total liabilities and equity	$35,849.7	$33,580.1

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended September 30,		Year ended September 30,
	2017	2016	2017	2016
	(Unaudited)
Revenues:
Net sales	$1,321.8	$1,249.7	$5,007.4	$5,039.7
Net investment income	—	0.1	1.1	8.9
Total revenues	1,321.8	1,249.8	5,008.5	5,048.6
Operating costs and expenses:
Cost of goods sold	825.5	764.0	3,132.6	3,119.8
Selling, acquisition, operating and general expenses	394.0	351.2	1,359.6	1,355.3
Total operating costs and expenses	1,219.5	1,115.2	4,492.2	4,475.1
Operating income	102.3	134.6	516.3	573.5
Interest expense	(89.6)	(111.8)	(360.1)	(402.5)
Other (expense) income, net	(2.7)	5.0	(5.0)	4.8
Income (loss) from continuing operations before income taxes	10.0	27.8	151.2	175.8
Income tax expense	(39.1)	36.1	48.3	31.6
Net income (loss) from continuing operations	49.1	(8.3)	102.9	144.2
Income (loss) from discontinued operations, net of tax	(25.1)	44.5	170.3	(178.1)
Net income (loss)	24.0	36.2	273.2	(33.9)
Less: Net income attributable to noncontrolling interest	50.2	43.5	167.2	164.9
Net income (loss) attributable to controlling interest	$(26.2)	$(7.3)	$106.0	$(198.8)

Amounts attributable to controlling interest:
Net loss from continuing operations	$11.0	$(45.8)	$(20.6)	$(1.6)
Net income (loss) from discontinued operations	(37.2)	38.5	126.6	(197.2)
Net income (loss) attributable to controlling interest	$(26.2)	$(7.3)	$106.0	$(198.8)

Net income (loss) per common share attributable to controlling interest:
Basic loss from continuing operations	$0.05	$(0.23)	$(0.10)	$(0.01)
Basic income (loss) from discontinued operations	(0.18)	0.19	0.63	(0.99)
Basic	$(0.13)	$(0.04)	$0.53	$(1.00)

Diluted loss from continuing operations	$0.05	$(0.23)	$(0.10)	$(0.01)
Diluted income (loss) from discontinued operations	(0.18)	0.19	0.63	(0.99)
Diluted	$(0.13)	$(0.04)	$0.53	$(1.00)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter		Fiscal
	2017	2016	2017	2016
	(Unaudited)
Revenues:
Consumer Products	$1,321.8	$1,249.7	$5,007.4	$5,039.7
Corporate and Other	—	0.1	1.1	8.9
Total revenues	$1,321.8	$1,249.8	$5,008.5	$5,048.6

Operating income:
Consumer Products	$108.4	$158.5	$561.4	$656.3
Corporate and Other and eliminations	(6.1)	(23.9)	(45.1)	(82.8)
Consolidated operating income	102.3	134.6	516.3	573.5
Interest expense	(89.6)	(111.8)	(360.1)	(402.5)
Other (expense) income, net	(2.7)	5.0	(5.0)	4.8
Income (loss) from continuing operations before income taxes	$10.0	$27.8	$151.2	$175.8

HRG GROUP, INC. AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATON (Unaudited)
(In millions)
Sales and Organic Net Sales — Consumer Products
The following is a summary of net sales by product line for the Fiscal 2017 Quarter and Fiscal 2017, compared to net sales for the Fiscal 2016 Quarter and Fiscal 2016, respectively (unaudited):

	Fiscal Quarter		Variance		Fiscal		Variance
	2017	2016	$	%	2017	2016	$	%
Consumer batteries	$235.1	$222.7	$12.4	5.6%	$865.6	$840.7	$24.9	3.0%
Small appliances	171.6	176.7	(5.1)	(2.9)%	626.9	656.0	(29.1)	(4.4)%
Personal care products	127.2	120.6	6.6	5.5%	505.4	513.6	(8.2)	(1.6)%
Global batteries & appliances	533.9	520.0	13.9	2.7%	1,997.9	2,010.3	(12.4)	(0.6)%
Hardware and home improvement products	348.9	328.1	20.8	6.3%	1,276.1	1,241.0	35.1	2.8%
Global pet supplies	217.2	206.7	10.5	5.1%	793.2	825.7	(32.5)	(3.9)%
Home and garden control products	119.1	94.3	24.8	26.3%	493.3	509.0	(15.7)	(3.1)%
Global auto care	102.7	100.6	2.1	2.1%	446.9	453.7	(6.8)	(1.5)%
Total net sales to external customers	$1,321.8	$1,249.7	$72.1	5.8%	$5,007.4	$5,039.7	$(32.3)	(0.6)%
This release contains financial information regarding organic net sales, which Spectrum Brands defines as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (when applicable). Spectrum Brands’ management believes this non-GAAP measure provides useful information to investors because it reflects regional and operating performance from Spectrum Brands’ activities without the effect of changes in currency exchange rates and/or acquisitions. Spectrum Brands uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. Spectrum Brands excluded net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
The tables below represent a reconciliation of reported net sales to organic net sales by product line for the Fiscal 2017 Quarter compared to net sales for the Fiscal 2016 Quarter (unaudited):

	Net Sales Fiscal 2017 Quarter	Effect of changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales Fiscal 2017 Quarter	Net Sales Fiscal 2016 Quarter	$ Variance	% Variance
Consumer batteries	$235.1	$(4.5)	$230.6	$—	$230.6	$222.7	$7.9	3.5%
Personal care products	171.6	(1.1)	170.5	—	170.5	176.7	(6.2)	(3.5)%
Hardware and home improvement products	127.2	(2.0)	125.2	—	125.2	120.6	4.6	3.8%
Global Batteries & Appliances	533.9	(7.6)	526.3	—	526.3	520.0	6.3	1.2%
Small Appliances	348.9	(1.9)	347.0	—	347.0	328.1	18.9	5.8%
Home and garden control products	217.2	(2.3)	214.9	(20.9)	194.0	206.7	(12.7)	(6.1)%
Global pet supplies	119.1	—	119.1	—	119.1	94.3	24.8	26.3%
Global Auto care	102.7	(0.5)	102.2	—	102.2	100.6	1.6	1.6%
Total	$1,321.8	$(12.3)	$1,309.5	$(20.9)	$1,288.6	$1,249.7	$38.9	3.1%

The tables below represent a reconciliation of reported net sales to organic net sales, by product line for Fiscal 2017 compared to net sales for Fiscal 2016:

	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance	% Variance
Consumer batteries	$865.6	$4.5	$870.1	$—	$870.1	$840.7	$29.4	3.5%
Small Appliances	626.9	13.5	640.4	—	640.4	656.0	(15.6)	(2.4)%
Personal care products	505.4	6.0	511.4	—	511.4	513.6	(2.2)	(0.4)%
Global Batteries & Appliances	1,997.9	24.0	2,021.9	—	2,021.9	2,010.3	11.6	0.6%
Hardware and home improvement products	1,276.1	(2.7)	1,273.4	—	1,273.4	1,241.0	32.4	2.6%
Global pet supplies	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5)%
Home and garden control products	493.3	—	493.3	—	493.3	509.0	(15.7)	(3.1)%
Global Auto care	446.9	0.3	447.2	—	447.2	453.7	(6.5)	(1.4)%
Total	$5,007.4	$28.3	$5,035.7	$(28.1)	$5,007.6	$5,039.7	$(32.1)	(0.6)%
Adjusted EBITDA
This release contains financial information regarding Adjusted EBITDA, Adjusted EBITDA Margin, and organic Adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by Spectrum Brands and this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with Spectrum Brands’ debt covenant. EBITDA is calculated by excluding Spectrum Brands’ income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business; (3) restructuring and related cost, which consist of project costs associated with restructuring initiatives; (4) non-cash asset impairments or write-offs realized; (5) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (6) and other adjustments. During the Fiscal 2017 Quarter and Fiscal 2017, other adjustments consisted of recognized costs for a non-recurring voluntary recall of rawhide products and professional fees associated with non-acquisition based strategic initiatives of Spectrum Brands. During the Fiscal 2016 Quarter and Fiscal 2016, other adjustments consisted of costs associated with the onboarding of a key executive and the involuntary transfer of inventory.

The table below shows a reconciliation of net income to Adjusted EBITDA for the Consumer Products segment (unaudited):

	Fiscal Quarter		Fiscal
Reconciliation to reported net income:	2017	2016	2017	2016
Reported net income - Consumer Products segment	$94.6	$89.1	$297.1	$357.7
Interest expense	52.3	74.2	211.1	250.0
Income tax expense	(41.3)	(6.9)	47.5	40.0
Depreciation of properties	31.3	22.9	103.5	89.1
Amortization of intangibles	24.3	23.4	95.2	93.9
EBITDA - Consumer Products segment	161.2	202.7	754.4	830.7
Stock-based compensation	28.8	17.0	57.2	64.4
Acquisition and integration related charges	5.9	5.5	20.9	36.7
Restructuring and related charges	29.8	7.0	62.5	15.2
Product Safety Recall	10.9	—	35.8	—
Write-off from impairment of intangible assets	16.3	4.7	16.3	4.7
Purchase accounting inventory adjustment	3.3	—	3.3	—
Inventory acquisition step-up	(0.8)	—	—	—
Other	2.1	—	5.3	1.1
Adjusted EBITDA - Consumer Products segment	$257.5	$236.9	$955.7	$952.8